Exhibit 99.1
EDAC TECHNOLOGIES reports fourth quarter and full year EPS of $0.20 and $0.70, up 43% and 119%, respectively.
FARMINGTON, Conn., February 26, 2008 - EDAC Technologies Corporation (NASDAQ: EDAC), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the fourth quarter and the fiscal year of 2007.
Sales for the fourth quarter of 2007 were $12,710,000 and net income was $984,000 or $0.20 per diluted share, versus sales of $10,975,000 and net income of $677,000 or $0.14 per diluted share for the fourth quarter of 2006. Income from operations increased to $1,632,000 in the fourth quarter of 2007 from $1,057,000 in the fourth quarter of 2006.
For the year ended December 29, 2007, sales were $50,019,000 and net income was $3,449,000 or $0.70 per diluted share versus sales of $38,329,000 and net income of $1,554,000 or $0.32 per diluted share for the year ended December 30, 2006.
Dominick A. Pagano, President and Chief Executive Officer, said, “This year is our fourth year of improving sales and operating profits. For the fourth quarter we posted our highest quarterly sales in the past eight years and our highest quarterly operating income in our history. Comparing the fourth quarter to the third quarter, our sales increased $185,000 and net income increased $119,000. For the year we have invested $4,300,000 in property, plant and equipment including the acquisition of our new Aero Engine Components Repair business in December. This was made possible by strong cash flow provided by operating activities of over $7,600,000 which also provided funds to reduce debt. Total company backlog increased from $28.8 million at the end of fiscal 2006 to $30.1 million at December 29, 2007, and to $51.0 million at February 23, 2008. Approximately $18 million of this increase was from a new aerospace customer with deliveries scheduled from 2009 through 2012.”
“Due to our aerospace customers changing their delivery schedules, shipments in the first and possibly second quarters of 2008 will be down compared to 2007 levels. We believe that this is a temporary condition. We are continuing our strategy of investing heavily in state-of-the-art machinery and equipment and plan on investing $3.7 to $5.0 million in 2008 primarily in machinery and equipment to increase our capabilities and capacity, and improve productivity in the aerospace product line.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the twelve months ended
	Dec. 29,	Dec. 30,	Dec 29,	Dec 30,
	2007	2006	2007	2006
Sales	$12,710,482	$10,974,503	$50,018,584	$38,329,212

Cost of sales	10,034,056	9,213,682	40,035,308	32,072,085

Gross profit	2,676,426	1,760,821	9,983,276	6,257,127

Selling, general and administrative expenses	1,044,069	703,472	3,922,027	3,369,020

Income from operations	1,632,357	1,057,349	6,061,249	2,888,107

Non-operating income (expense):
Interest expense	(177,422)	(178,783)	(721,235)	(664,327)
Other income	31,358	17,205	60,570	90,846

Income before income taxes	1,486,293	895,771	5,400,584	2,314,626

Provision for income taxes	502,514	219,238	1,951,514	760,238

Net income	$983,779	$676,533	$3,449,070	$1,554,388

Income per common share data:
Basic income per share	$0.21	$0.15	$0.75	$0.34

Diluted income per share	$0.20	$0.14	$0.70	$0.32

Weighted average shares outstanding:
Basic	4,624,403	4,522,437	4,584,913	4,515,757
Diluted	4,979,532	4,777,398	4,943,291	4,795,564

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 29,	December 30,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash	$3,286,203	$925,197
Accounts receivable, net	7,638,573	7,331,226
Inventories, net	6,598,111	8,234,866
Prepaid expenses and other current assets	51,339	56,438
Refundable income taxes	284,577	140,650
Deferred income taxes	933,124	211,394

Total current assets	18,791,927	16,899,771

PROPERTY, PLANT AND EQUIPMENT	34,869,219	30,646,744
Less: accumulated depreciation	22,390,417	20,315,938

	12,478,802	10,330,806

DEFERRED INCOME TAXES	—	1,248,786

OTHER ASSETS	492,051	86,001

TOTAL ASSETS	$31,762,780	$28,565,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$—	$1,000,000
Current portion of long-term debt	2,285,704	1,895,436
Trade accounts payable	4,021,827	4,806,090
Employee compensation and amounts withheld	1,800,390	1,511,820
Accrued expenses	395,950	355,415
Customer advances	424,439	120,767

Total current liabilities	8,928,310	9,689,528

LONG-TERM DEBT, less current portion	7,204,769	8,081,720

OTHER LONG-TERM LIABILITIES	—	163,981

DEFERRED INCOME TAXES	448,660	—

SHAREHOLDERS’ EQUITY:
Common stock	11,591	11,316
Additional paid-in capital	10,245,877	9,530,688
Retained earnings	6,020,242	2,571,172
Accumulated other comprehensive loss	(1,096,669)	(1,483,041)

Total shareholders’ equity	15,181,041	10,630,135

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$31,762,780	$28,565,364

     Contact: Glenn L. Purple, Vice President-Finance 860-677-2603